EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of April 16, 2008(the "Agreement"), by and between Shengtai Holding INC, a New Jersey Corporation ("Company") and Yiru Shi ("Employee") (collectively the "Parties").

WITNESSETH:

WHEREAS, Employee has represented that he has the experience, background and expertise necessary to enable him to be Company's Chief Financial Officer ("CFO"); and

WHEREAS, based on such representation, and Company's reasonable due diligence, Company wishes to employ Employee as its CFO, and Employee wishes to be so employed, upon the terms hereinafter set forth.

1. EMPLOYMENT.

    1.1 Agreement to Employ. Effective as of the Effective Date, Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of Company.

    1.2 Duties and Schedule. Employee shall serve as Company's CFO and shall have such responsibilities as designated by Company's Chief Executive Officer or the Board that are not inconsistent with applicable laws, regulations and rules. Employee shall report directly to Company's Chief Executive Officer and the Board, as circumstances may require.

2. TERM OF AGREEMENT. Unless Employee's employment shall sooner terminate pursuant to Section 4, Company shall employ Employee for a term commencing on the Effective Date for three years (the "Term" or "Term of Employment"). .

3. COMPENSATION.

    3.1 Salary, and other benefit. Employee's salary, and other benefit (including insurance, pension, and other benefit) during the Term shall be US$108,000 per year (the "Salary and other benefit") payable in accordance with Company's regular payroll practices and directly deposit to the employee's designated account(s). The employee will then be responsible for tax withholding and tax return filing, whereas the Company will have the obligations to provide necessary support in the process. Employee shall provide her own welfare and compensation (including the retirement pension, insurance for medical care and other insurance, etc,), the Company will have the obligation to provide

necessary support in the process. The Board will review Employee's Salary at least once per year and may, in its discretion, increase (but not decrease) the Salary in accordance with Company's compensation policies.

3.2 Stock compensation. The Company will issue CFO 50,000 shares of stock options or warrants at the stock price of $3.30 as a bonus for financing. 50,000 shares of stock options or warrants will be issued to CFO upon completion of each financing. The stock options or warrants will be exercisable immediately. If total stock compensations issued to CFO are less than 150,000 shares in 3 years during the CFO's service, the difference will be issued to CFO at the end of the 3rd year. The board and management have the discretion to pay additional shares as bonus.

3.3 Need to finished terms to pay bonus. (a) CFO has the responsibility to assist the company filing its annual and quarterly SEC filing on time.(b) CFO has the responsibility to assist the company completing its SOX404 internal control design and testing. (c) CFO has the responsibilities to assist the Company developing business plan and financing plan, and successfully transfer to NASDAQ and get funding (d) CFO has the responsibilities to assist the Company maintaining good relationship with all parties in US (e) CFO has the responsibilities to assist the Company promoting its image by taking charge of its marketing in US all media and fund managers

Work related expenses. Company agrees to reimburse the employee prepaid work related expenses including telephone, business trip, driving(not including between home and office directly), and other accommodation according to the government and company regulations.

3.4 Vacation. Employee shall be entitled to two (2) weeks of paid vacation per calendar year taken at such times so as to not materially impede his duties hereunder.

4. TERMINATION.

4.1 Termination by Company for Cause. Company may terminate Employee's employment hereunder immediately for Cause by delivery of written notice to Employee specifying the cause or causes relied upon for such termination. If Company terminates Employee's employment hereunder for Cause, Employee shall be entitled only to Employee's accrued and unpaid Salary and vacation through the Date of Termination._

4.2 Termination by Employee or by Company Without Cause. Company and Employee agree that either party may terminate this Agreement and the

Employee's employment hereunder with thirty (30) days' written notice to the other. Employee shall be entitled only to Employee's accrued and unpaid Salary and vacation through the Date of Termination. Company shall not be entitled to any indemnifications unless Employee materially violates Section 5 or Section 6.

4.3 Notice of Termination. Any termination of the Employee by Company shall be communicated by a notice of termination to the Employee given in accordance with this Agreement (the "Notice of Termination"). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination date is other than the date of receipt of such notice, specify the dates on which the Employee's employment is to be terminated (which date shall not be earlier than the date on which such notice is given).

4.4 Payment. Except as otherwise provided in this Agreement, more specifically, any payments to which the Employee shall be entitled under this Section 4, including, without limitation, any economic equivalent of any benefit, shall he made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination. If the amount of any payment due to the Employee cannot be finally determined within 30 days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Employee shall be made as promptly as practicable. The payment of any amounts under this Section 4 shall not affect Employee's rights to receive any workers' compensation benefits.

5. EMPLOYEE'S REPRESENTATION. The Employee represents and warrants to Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; and (c) his employment with Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

6. NON-COMPETITION: NON-DISCLOSURE; INVENTIONS.

6.1 Trade Secrets. Employee acknowledges that his employment position with Company is one of trust and confidence. Employee further understands and acknowledges that, during the course of Employee's

employment with Company, Employee will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Employee acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of Company and its subsidiaries (hereinafter "Trade Secrets"). Employee covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. Employee further acknowledges that, absent the protections afforded Company and its subsidiaries in Section 7, Employee would not be entrusted with any of such Trade Secrets. Accordingly, Employee agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

6.1.1 Employee will at no time take any action or make any statement that will disparage or discredit Company, any of its subsidiaries or their products or services;

6.1.2 During the period of Employee's employment with Company and for 60 months immediately following the termination of such employment, Employee will not disclose or reveal to any person, firm or corporation other than in connection with the business of Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by Company or any of its subsidiaries, divisions or Affiliates (collectively the "<u>Companies</u>") in connection with their respective businesses, known to Employee as a result of his employment by Company, or other relationship with the Companies, and which is not otherwise publicly available. Employee further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other

affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

6.1.3 Upon the termination of Employee's employment with Company, Employee will return to Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment, automobiles, residence and other materials relating to the business of any of the Companies, which Employee hereby acknowledges are the sole and exclusive property of the Companies or any one of them. Nothing in this Agreement shall prohibit Employee from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files; and any additional personal property;

6.1.4 During the term of the Agreement and, for a period of three (3) months immediately following the termination of the Employee's employment with Company, Employee will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of Company, which may be withheld in Company's sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Employee of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

6.1.5 During the term of the Agreement and, for a period of eighteen (18) months immediately following the termination of the Employee's employment with Company, Employee will not:

6.1.5.1 solicit or accept competing business from any customer of any of the Companies or any person or entity known by Employee to be or have been, during the preceding 18 months, a customer or Prospective Customer of any of the Companies without the prior written consent of Company;

6.1.5.2 encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies.

6.1.6 Employee will not during the period of his employment with Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Employee's employment with Company,

6.1.6.1 conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 6;

6.1.6.2 encourage, induce or solicit any person employed by any of the Companies to facilitate Employee's violation of the covenants contained in this Section 6;

6.1.6.3 assist any entity to solicit the employment of any employee of any of the Companies; or

6.1.6.4 employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Employee as a partner, investor or otherwise encourage or induce them to terminate their employment with any of the Companies.

6.2 Employee expressly acknowledges that all of the provisions of this Section 6 of this Agreement have been bargained for and Employee's agreement hereto is an integral part of the consideration to be rendered by the Employee which justifies the rate and extent of the compensation provided for hereunder.

6.3 Employee acknowledges and agrees that a violation of any one of the covenants contained in this Section 6 shall cause irreparable injury to Company, that the remedy at law for such a violation would be inadequate and that Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (i) grants or denies permanent injunctive relief or (ii) awards other equitable remedy(s) as it sees fit.

6.4 Successors.

6.4.1 Employee. This Agreement is personal to Employee and, without the prior express written consent of Company, shall not be assignable by Employee, except that Employee's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by

Employee's estate, heirs, beneficiaries, and/or legal representatives.

6.4.2 Company. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

6.5 Inventions and Patents. Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in drugs, products, processes, or other things that may be made or discovered by Employee while he is in the service of Company, and all patents for the same. During the Term, Employee shall do all acts necessary or required by Company to give effect to this section and, following the Term, Employee shall do all acts reasonably necessary or required by Company to give effect to this section. In all cases, Company shall pay all costs and fees associated with such acts by Employee.

7. MISCELLANEOUS.

7.1 Indemnification. Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Employee harmless from and against any expenses, including reasonable attorney's fees, judgments, fines, settlements and other legally permissible amounts ("Losses"), incurred in connection with any proceeding arising out of, or related to, Employee's employment by Company, other than any such Losses incurred as a result of Employee's negligence or willful misconduct. Company shall, or shall cause a subsidiary thereof to, advance to Employee any expenses, including attorney's fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Employee in defense of any such proceeding shall be paid by Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Employee is not entitled to be indemnified by Company or any subsidiary thereof. Company will provide Employee with coverage under all director's and officer's liability insurance policies which is has in effect during the Term, with no deductible to Employee.

7.2 Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws.

7.3 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

7.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

7.5 Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

7.6 Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7.7 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

7.8 Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

7.9 Confidentiality. Both Parties shall maintain the confidentiality of the Agreement, except when such disclosure is authorized by the other party or required by applicable law and regulation.

7.10 Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.11 Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

EMPLOYEE:	**Shengtai Holding, INC.**
_______________	By: _______________
16 Apr, 2008	16 Apr, 2008